Exhibit 10.11.2

333 South Wabash, 40-South, Chicago, IL 60604	Thomas Pontarelli
Executive Vice President &
Chief Administration Officer
Telephone 312-822-5291
Facsimile 312-817-4030
e-Mail thomas.pontarelli@cna.com
March 31, 2010
Private and Confidential

To: {Participant}
Re: Grant of Stock Appreciation Rights paid in Stock

Number of Stock SARs Granted	{No. of SARs}
Exercise Price	{Price}
Grant Date	March 3, 2010
Expiration Date	March 3, 2020

The Compensation Committee (the “Committee”) of the Board of Directors of CNA Financial Corporation (“Company”), which administers the CNA Financial Corporation Incentive Compensation Plan, as may be amended from time to time (collectively, the “Plan”), has determined that you are eligible for a grant of {No. of SARs} stock appreciation rights (the “Stock SARs”) paid in CNA Financial Corporation common stock at {Price} per share (the “Exercise Price”). Each of the Stock SARs entitles the eligible person to receive, at the time of exercise, an amount equal to the difference between the fair market value of a single share of the Company’s common stock on the date of exercise and the Exercise Price, which may not be less than the fair market value of a single share of the Company’s common stock on the date the right was granted, paid in shares of the Company’s common stock. This Stock SARs award was granted by the Committee under the Plan on March 3, 2010.
As described more fully in the attached Award Terms, the Stock SARs will become exercisable in four equal annual installments on March 3rd of 2011, 2012, 2013 and 2014 so long as you are employed by Continental Casualty Company (“CCC”) or an affiliate of CCC on each such date. For example, one quarter of the Stock SARs granted will be exercisable on March 3, 2011 if you are an employee on that date. In most instances, after the Stock SARs become vested, you may exercise them any time prior to the expiration date shown above provided that you are employed by CCC or an affiliate of CCC at the time of exercise. After exercising the Stock SARs, you can decide whether to hold or sell the shares of Company common stock you have obtained. Please note that the exercise of the Stock SARs and any decision to sell the shares of Company common stock are subject to CNA’s Securities Compliance Policy, certain trading window restrictions and applicable insider trading restrictions, each as in effect from time to time.
Under the present tax laws, as a result of exercising the Stock SARs you will potentially recognize taxable income at the time of exercise. When and if you sell the shares of Company common stock acquired through the Stock SARs exercise, any additional gain may be subject to further tax at capital gain rates. The Company recommends that you consult with your own tax advisor to determine the applicability of the tax rules to you in your individual circumstances.
This Award Letter provides a summary of your Stock SARs, and the Award is subject to the Award Terms enclosed with this Award Letter. (In the attached Award Terms, you are referred to as the “Participant.”) This Award Letter shall be subject to the Award Terms, and the Award Terms shall be subject to the provisions of the Plan. If discrepancies arise between this Award Letter and the Award Terms, the Award Terms will govern, and if discrepancies arise between the Award Terms and the Plan, the terms of the Plan will govern.
Sincerely,

Stock Appreciation Rights Paid in Company Common Stock
Award Terms for Grant Under the CNA Financial Corporation Incentive Compensation Plan
          On March 3, 2010 (the “Grant Date”), CNA Financial Corporation (the “Company”) granted to the Participant (as defined in Paragraph 1) certain stock appreciation rights (individually, a “Stock SAR” and collectively, the “Stock SARs”) paid in Company common stock. Each Stock SAR entitles the Participant to receive, at the time of exercise, an amount equal to the difference between the fair market value of a single share of the Company’s common stock on the date of exercise and the Exercise Price (as defined in Paragraph 1), which may not be less than the fair market value of a single share of the Company’s common stock on the date the right was granted, paid in shares of Company common stock. All Stock SARs grants shall be subject to the following terms and conditions (the “Award Terms”):
          1. Stock SARs Award. For purposes of these Award Terms, the “Participant” shall be the eligible person identified in the award letter included with these Award Terms (the “Award Letter”) and reflecting the date of grant of the Stock SARs that is the same as the Grant Date specified in these Award Terms. For purposes of these Award Terms, the “Exercise Price” is the price per share for such Stock SARs as specified in the Award Letter. The Stock SARs have been granted under the CNA Financial Corporation Incentive Compensation Plan, as may be amended from time to time (collectively, the “Plan”), which is incorporated into and forms a part of these Award Terms. Certain words, terms and phrases used in these Award Terms are defined in the Plan (rather than in these Award Terms or Award Letter), and except where the context clearly implies or indicates the contrary, and except as otherwise provided in these Award Terms, a word, term, or phrase used or defined in the Plan is similarly used or defined in these Award Terms and the Award Letter. Other words, terms or phrases used in these Award Terms or the Award Letter are defined in Paragraph 10 of these Award Terms or elsewhere in these Award Terms or the Award Letter.
          2. Date of Exercise. Subject to the limitations of the Plan and these Award Terms, each Stock SARs installment shall be exercisable on and after the Date of Exercisability for such Installment as described in the following schedule (but only if the Date of Termination has not occurred before the Date of Exercisability):

INSTALLMENT	DATE OF EXERCISABILITY APPLICABLE TO INSTALLMENT
First quarter of Stock SARs	First anniversary of March 3, 2010
Second quarter of Stock SARs	Second anniversary of March 3, 2010
Third quarter of Stock SARs	Third anniversary of March 3, 2010
Fourth quarter of Stock SARs	Fourth anniversary of March 3, 2010

The Stock SARs may be exercised as provided for herein only as to that portion of the Stock SARs that were exercisable (or became exercisable) immediately prior to the Date of Termination, if any.

          3. Expiration. The Stock SARs shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be earliest to occur of:
(a)	Ten Years. The ten-year anniversary of the Grant Date.

(b)
Death or Disability. The one-year anniversary of such Date of Termination, if the Participant’s termination of employment by Continental Casualty Company or an Affiliate occurs by reason of the Participant’s death or the Participant’s Permanent Disability.

(c)
Retirement. The three-year anniversary of such Date of Termination, if the Participant’s termination of employment by Continental Casualty Company or an Affiliate occurs by reason of the Participant’s Retirement (and not by reason of death, Permanent Disability, or for Cause).

(d)	Cause. The Date of Termination, if the Participant’s termination occurs for Cause.

(e)
Voluntary Resignation. The Date of Termination, if the Participant’s termination of employment by Continental Casualty Company or an Affiliate occurs by reason of the Participant’s voluntary resignation (and the termination is for reasons other than as described in Paragraphs 3(b), (c), (d) or (f)); provided, however, that the Compensation Committee of the Company’s Board of Directors (the “Committee”), in its sole discretion, may provide for extension of the date specified in this Paragraph 3(e), except that such extended date may not be later than the earlier to occur of the 90 day anniversary of the Date of Termination or the date specified in Paragraph 3(a).

(f)
Termination without Cause. The Date of Termination, if the Participant’s termination of employment by Continental Casualty Company or an Affiliate occurs by reason of termination of employment by the Participant’s employer for reasons other than as described in Paragraphs 3(b), (c), or (d)); provided, however, that the Committee, in its sole discretion, may provide for extension of the date specified in this Paragraph 3(f), except that such extended date may not be later than the earlier to occur of the one-year anniversary of the Date of Termination or the date specified in Paragraph 3(a); and further provided that, notwithstanding the provisions of Paragraph 3, the Committee may, in its sole discretion, permit additional exercisability of the Stock SARs to be earned, if any, during such extension period.

          4. Method of Exercise. The Stock SARs may be exercised in whole or in part by sending a written notice to the Secretary of the Company at its corporate headquarters before the Company’s close of business on the last business day that occurs prior to the Expiration Date, or, if offered by the Company at the Company’s discretion, by electing to exercise the Stock SARs through a Company-arranged broker-dealer. Each exercise of the Stock SARs shall be subject to the Award Letter, these Award Terms and the Plan, and also to the following provisions:
(a)	Any notice of exercise shall specify the number of the Stock SARs which the Participant elects to exercise and the date(s) on which they were awarded and vested.

(b)
Any gains realized upon the exercise of the Stock SARs will be paid in shares of Company common stock. Except as otherwise provided by the Committee, before the Stock SARs are exercised, the Participant will be required to remit to the Company a sufficient portion of the sale proceeds to pay in either cash or shares acquired through the exercise any tax withholding requirements resulting from such exercise.

(c)
No Stock SARs shall be exercisable if and to the extent the Company determines in its sole discretion that such exercise would be in violation of applicable state or federal securities laws or the rules or regulations of any securities exchange on which the shares of stock are traded. If the Company makes such a determination, it shall use reasonable efforts to obtain compliance with such laws, rules or regulations. In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.

          5. Administration. The authority to manage and control the operation and administration of these Award Terms shall be vested in the Committee, and the Committee shall have all such powers with respect to these Award Terms as it has with respect to the Plan. Any interpretation of these Award Terms by the Committee and any decision made by it with respect to these Award Terms is final and binding on the Company and the Participant. These Award Terms may be subsequently modified at the discretion of the Company based on subsequent regulatory, tax, or legal developments, as interpreted by the Company.
          6. Fractional Shares. Any gains realized upon exercise of Stock SARs will be paid in shares of Company common stock, in whole or fractional shares, as determined by the Company to be appropriate and as approved by the Committee.
          7. No Rights as Shareholder. The Participant shall not have any rights of a shareholder with respect to the Stock SARs issued unless and until a certificate for such shares has been duly issued by the Company following exercise of the Stock SARs as provided in these Award Terms.
          8. Governing Documents. The Award Letter shall be subject to these Award Terms, and these Award Terms shall be subject to the provisions of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company. If discrepancies arise between the Award Letter and these Award Terms, on the one hand, and the Plan, on the other hand, the terms of the Plan will govern. These Award Terms are subject to all interpretations, amendments, rules, and regulations promulgated by the Committee from time to time pursuant to the Plan.
          9. Amendment. These Award Terms may be amended by written agreement of the Participant and the Company, without the consent of any other person, except that any such amendment shall be subject to the approval of the Committee.
          10. Definitions. For purposes of these Award Terms, the following definitions shall apply:
(a)	Affiliate. The term “Affiliate” means any business or entity in which at any relevant time the Company holds directly or indirectly a greater than a 10% equity (voting or non-voting) interest.

(b)
Cause. The Participant will have engaged in conduct that constitutes “Cause” if, as determined by the Committee, the Participant engages in: (i) any act or omission involving theft, malfeasance, gross negligence, fraud, dishonesty, moral turpitude, unlawful conduct, unethical conduct or breach of fiduciary duty; (ii) willful or reckless material misconduct in the performance of the Participant’s duties, any act that violates, in any material respect, any written policy or procedure of the Company or any Affiliate or any conduct that results in adverse publicity or harm to the business or reputation of the Company or any Affiliate; or (iii) habitual neglect of duties; provided, however, that for purposes of clauses (ii) and (iii), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Participant in good faith to have been in, or not opposed to, the best interests of the Company (without intent of the Participant to gain, directly or indirectly, a profit to which the Participant was not legally entitled). A Participant who agrees to resign from his or her affiliation with the Company or any Affiliate in lieu of being terminated for Cause may be deemed to have been terminated for Cause for purposes of this Paragraph 10(b). If the Participant has entered into an employment contract with the Company or any Affiliate and “Cause” is defined in such contract, then “Cause” for purposes of these Award Terms shall be as defined in such contract in lieu of the definition in the immediately prior sentence.

(c)
Date of Exercisability. The Participant’s “Date of Exercisability” is the date on which the specified amount of Stock SARs are first able to be exercised as provided for in Paragraph 2 of these Award Terms.

(d)
Date of Termination. The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant is not employed by Continental Casualty Company or an Affiliate, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant’s employment between Continental Casualty Company and an Affiliate or between two Affiliates; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from Continental Casualty Company or an Affiliate if such leave has been approved by the Participant’s employer. If, as a result of a sale or other transaction, the Participant’s employer ceases to be an Affiliate (and the Participant’s employer is or becomes an entity that is not an Affiliate), the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.

(e)
Permanent Disability. The term “Permanent Disability” means a physical or mental condition of the Participant which, as determined by the Committee, in its sole discretion based on all available medical information, would qualify the Participant for benefits under the Company’s long-term disability plan as in effect when the determination is made (ignoring the requirements of any waiting period) if the Participant were a participant in such plan (whether or not the Participant actually participates therein). Notwithstanding the foregoing, if the Company has no long-term disability plan, “Permanent Disability” means a physical or mental condition of the Participant which, as determined by the Committee in its sole discretion based on all available medical information, is expected to continue indefinitely and which renders the Participant incapable of performing any substantial portion of the service required by his or her employer.

(f)
Retirement. Termination because of “Retirement” shall mean the Participant’s Date of Termination due to the Participant’s cessation in providing services to the Company or any Affiliate (for any reason other than death, Permanent Disability or Cause) at or after attainment of age 62 or, if earlier, the Participant’s Date of Termination which is designated by the Committee as a “Retirement” for purposes of these Award Terms.